EXHIBIT 3.1

                            CERTIFICATE OF AMENDMENT
                                     OF THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                                 24HOLDINGS INC.

            24Holdings Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify the following:

            1. The name of the corporation is 24Holdings Inc.

            2. The certificate of incorporation of the Corporation is hereby amended by inserting the following three new paragraphs following the current text of Article FOURTH:

                  Effective as of October 23, 2006 (the "Effective Date"), each 125 shares of Common Stock of the Corporation ("Common Stock") then issued and outstanding, shall be automatically reclassified into one share of Common Stock (the `Reverse Stock Split"). All fractional interests in shares shall be rounded to the nearest whole share after such reclassification.

                  From and after the Effective Date, the amount of capital represented by the Common Stock immediately after the Effective Date shall be the same as the amount of capital represented by such shares immediately prior to the Effective Date, until thereafter reduced or increased in accordance with applicable law. The par value of a share of Common Stock shall remain unchanged after the Reverse Stock Split at $0.001 per share.

                  From and after the Effective Date, the total number of shares of all classes of capital stock which the Corporation shall have authority to issue shall remain unchanged.

            3. The amendment of the certificate of incorporation herein certified has been duly adopted in accordance with the provisions of Section 228 and 242 of the General Corporation Law of the State of Delaware. Prompt written notice of the adoption of the amendment herein certified has been given to those stockholders who did not consent in writing thereto, as provided in Section 228 of the General Corporation Law of the State of Delaware.

            4. For accounting purposes only, the effective date of this Certificate of Amendment of the Certificate of Incorporation shall be October 23, 2006.

                           [SIGNATURE PAGE TO FOLLOW]


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Executed on this 11th day of October, 2006.


                                 24HOLDINGS INC.

                                 By: /s/ Arnold Kling
                                     -----------------------
                                     Arnold Kling, President